Cooley Godward LLP	ATTORNEYS AT LAW	Broomfield, CO 720 566-4000

	4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com	Palo Alto, CA 650 843-5000
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August 11, 2005		San Francisco, CA 415 693-2000
JULIE M. ROBINSON (858) 550-6092 robinsonjm@cooley.com

Multicell Technologies, Inc. 701 George Washington Highway Lincoln, RI 02865

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Multicell Technologies, Inc., a Delaware Corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 7,000,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), reserved for future grants under the Company's 2004 Equity Incentive Plan, (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement, and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Julie Robinson Julie M. Robinson, Esq.